UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 15, 2011

Popular, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Puerto Rico	001-34084	66-0667416
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

209 Munoz Rivera Ave., Popular Center Building , Hato Rey , Puerto Rico		00918
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	787-765-9800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On April 15, 2011 Popular, Inc., (the "Corporation") announced today that it and the plaintiffs and named defendants have entered into a memorandum of understanding in connection with the settlement of two shareholder derivative actions, one filed in the United States District Court for the District of Puerto Rico and one filed in the Puerto Rico Court of First Instance, San Juan Part.

Under the terms of the memorandum of understanding, subject to certain customary conditions, including court approval of a final settlement agreement, in consideration for the full and final settlement and release of all defendants, the Corporation has agreed, for a period of three years, to maintain or implement certain corporate governance practices, measures and policies, as set forth in the memorandum of understanding. Aside from the payment by or on behalf of the Corporation of approximately $2.1 million of attorneys’ fees and expenses of counsel for the plaintiffs, the settlement does not require any cash payments by or on behalf of the Corporation or the defendants. The parties intend to file a joint request to approve the settlement.

The Corporation made no admission of liability in connection with the settlement.

At this point, the settlement agreement is not final and is subject to a number of future events, including approval of the settlement by the relevant court. There can be no assurances that the settlement will be finalized.

The Corporation has issued a press release in connection with the settlements a copy of which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

99.1 Press release dated April 15, 2011

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Popular, Inc.

April 15, 2011	By:	/s/ Ileana Gonzalez

Name: Ileana Gonzalez
Title: Senior Vice President and Corporate Comptroller

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Exhibit Index

Exhibit No.	Description

99.1	Press release dated April 15, 2011